Exhibit 4.2

MECHANICAL TECHNOLOGY, INCORPORATED

2014 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

PARTICPANT:       [Insert Name]

AWARD NO.      [Insert Award No.]

DATE OF GRANT:       [Insert Date]

NUMBER OF SHARES:       [Insert Number of Shares]

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made effective as of the Date of Grant by and between Mechanical Technology, Incorporated, a New York corporation (the “Company”), and the above-listed participant (“Participant”).

            1. Certain Definitions.  In this Agreement, terms with initial capitals shall have the meanings provided in the Plan, except as follows or as otherwise provided in this Agreement:

                        (a) “Awarded Shares” means the shares of Common Stock awarded to the Participant pursuant to Section 2 hereof.

                        (b) “Date of Grant” means the date set forth as the “Date of Grant” on page 1 of this Agreement.

                        (c) “Plan” means the Mechanical Technology, Incorporated 2014 Equity Incentive Plan.

                        (d) “Restricted Period” shall mean, with respect to any Awarded Share, the period commencing on the Date of Grant of such Awarded Share and ending on the date upon which such Awarded Share vests.

            2. Grant of Stock.  Participant shall be granted on the Date of Grant the Awarded Shares, which shall (i) vest as provided below, (ii) be subject to the restrictions provided below, and (iii) otherwise be subject to all the terms of this Agreement and the Plan.  The Awarded Shares shall be subject to dilution upon future Share issuances or other dilutive events.  Until such time, if any, as the Awarded Shares Revert (as defined in Section 5) or are transferred by Participant as permitted under this Agreement, and except as otherwise provided in the Plan or this Agreement, Participant shall have all the rights of a stockholder of the Company (including the right to vote and to receive dividends) with respect to the Awarded Shares, including the Awarded Shares held in escrow.  All such rights and privileges shall cease in the event that the Awarded Shares Revert.

            3. Subject to Plan.  The Awarded Shares are in all instances subject to the terms and conditions of the Plan, the provisions of which are incorporated herein by this reference.  In the event of any direct conflict between this Agreement and the Plan, the provisions of the Plan shall control.  Participant acknowledges receipt of a copy of the Plan and hereby accepts the Awarded Shares subject to all of its terms and conditions.

            4. Vesting Schedule With Respect to Awarded Shares.  Except as otherwise provided in this Agreement, the Awarded Shares shall vest in accordance with the schedule attached hereto as Exhibit A, based on the time and/or performance-based vesting conditions set forth therein and on Participant’s continued service with the Company and/or any Affiliate (“Continued Service”).

            5. Reversion and Cancellation of Unvested Awarded Shares; Restrictions During Restricted Period.

                        (a) In the event of termination of Participant’s Continued Service for any reason, other than in connection with a Substantial Corporate Change or because of the Participant’s death or Disability, any portion of the Awarded Shares that is not vested on the date Participant ceases to provide Continued Service shall, automatically and without need of any further action by any person or entity, (i) cease to be owned by Participant, (ii) revert to the Company, (iii) be cancelled, and (iv) return to the status of authorized but unissued stock of Corporation (collectively, “Revert”) immediately upon such date.  Neither Participant nor any successor, heir, assign or personal representative of Participant shall thereafter have any further rights or interest in such Reverted Awarded Shares.

                        (b)  In the event of a Substantial Corporate Change, then except as otherwise provided in the Plan all restrictions on the Awarded Shares shall lapse and the Awarded Shares shall vest immediately prior to the effective time of such Substantial Corporate Change.

                        (c)  In the event of a termination of a Participant’s Continued Service because of the Participant’s death or Disability, all restrictions on the Awarded Shares shall lapse and the Awarded Shares shall immediately vest.

                        (d) During the Restricted Period, any certificates representing the Awarded Shares shall be held in escrow by the Secretary of the Company or its designee, and shall bear the following legend (in addition to any other required legends):

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING THE RISKS OF FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE MECHANICAL TECHNOLOGY, INCORPORATED 2014 EQUITY INCENTIVE PLAN, AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND MECHANICAL TECHNOLOGY, INCORPORATED. RELEASE FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF SUCH PLAN AND AGREEMENT, A COPY OF EACH OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF MECHANICAL TECHNOLOGY, INCORPORATED.

                        (e)  In the discretion of the Company, any or all of the Awarded Shares may be issued in, or after issuance may be transferred to, book-entry form and held by the Secretary of the Company or its designee, in such form.  In such event, no stock certificates evidencing such Awarded Shares will be held, and the applicable restrictions will be noted in the records of the Company’s transfer agent and in the book-entry system.

(f)  If a certificate is issued with respect to the Awarded Shares during the Restricted Period, the Company or the Administrator may require the participant to deposit in escrow any stock certificates the Company issues in respect of shares of Awarded Shares, together with a stock power endorsed in blank, with the Company (or its designee).  At the expiration of the applicable restriction periods, the Company (or such designee) will deliver the certificates no longer subject to such restrictions to the participant or if the participant has died, to the beneficiary the participant has designated in a manner acceptable to the Company to receive amounts due or exercise rights of the participant if the participant dies before receipt or exercise (the “Designated Beneficiary”).  In the absence of an effective designation by a participant, “Designated Beneficiary” will mean the person or persons entitled to such certificates or amounts pursuant to the participant’s will or, as applicable, as determined pursuant to the laws of descent and distribution.

(g)  In the event the Restricted Period shall terminate with respect to particular Awarded Shares and such Awarded Shares shall not theretofore have Reverted, the Company shall within 2 ½ months from the end of the calendar year in which such Restricted Period terminates (i) reissue the certificate representing such Awarded Shares without the above legend and shall deliver such certificate to Participant or his legal representative or (ii) re-issue the shares in book-entry form in the Participant’s name (or as otherwise instructed by the Participant) without the restriction notation.

                        (h) Awarded Shares, the right to vote Awarded Shares and the right to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered during the Restricted Period with respect to such Awarded Shares.

            6. No Restriction On Corporation.  This Agreement shall not in any way affect the right of the Company to make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

            7. Stock Distributions; Capital Adjustments.

                        (a) If the Company makes any distribution of stock with respect to the Awarded Shares by way of a stock dividend or stock split, or pursuant to any recapitalization, reorganization, merger, consolidation, merger or otherwise, and Participant receives any additional shares of stock in the Company (or other shares of stock in another corporation) as a result thereof, such additional (or other) shares shall be deemed Awarded Shares hereunder and shall be subject to the same restrictions and obligations imposed by this Agreement.

                        (b) In the event of any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, splitup, spinoff, combination, repurchase or share exchange, or other similar corporate transaction or event that affects the Awarded Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participant, then the Board shall make equitable changes or adjustments as are necessary or appropriate to prevent the dilution or enlargement of Participant’s rights relating to the number and kind of Awarded Shares that may thereafter be issued in connection with the Awarded Shares.

            8. Liability of Corporation.

                        (a) The grant of the Awarded Shares shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto, including, without limitation, state and federal securities laws.  The Corporation shall not be obligated to register, qualify or make any exemption from registration qualification available with respect to any Awarded Shares under any such laws.

                        (b) The Corporation makes no representation regarding the tax treatment of the Awarded Shares, and Participant should consult his or her tax advisor regarding the tax consequences to Participant of any transaction involving the Awarded Shares. Participant has been advised of the possibility of making an election under Code Section 83(b).  If Participant makes an election under Code Section 83(b) with respect to Awarded Shares, Participant shall provide notice to the Company within 30 days of the Date of Grant.

            9. No Employment Contract.  Neither the grant or issuance of Awarded Shares pursuant to this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any Affiliate to employ the Participant for any period.

            10. Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws. Any action or proceeding brought by any party hereto shall be brought only in a state or federal court of competent jurisdiction located in New York and all parties hereto hereby submit to the in personam jurisdiction of such court for purposes of any such action or proceeding and irrevocably agree that such court presents a convenient forum for the resolution of such dispute.

            11. Severability of Provisions.  In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

            12. Notices.  All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed duly given if personally delivered or if mailed by certified mail, return receipt requested, prepaid and addressed to the address of the party as set forth in this Agreement or such other address as such party shall have furnished to the other party in writing.

            13. Entire Agreement.  This Agreement and the Plan embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior written or oral communications or agreements all of which are merged herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.

            14. No Waiver.  No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

            15. Survival.  All warranties, covenants and agreements of the parties made in this Agreement shall survive the issuance and purchase of the Awarded Shares and the delivery to Participant of the unrestricted Awarded Shares.

            16. Amendment and Modification.  This Agreement may be amended, modified and supplemented only by written agreement of all of the parties hereto.

            17. Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except to the extent (if any) expressly provided in this Agreement neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Participant without the prior written consent of the Company.  The Corporation shall assign this Agreement and all of its rights hereunder in connection with any reorganization, merger, consolidation, sale or transfer of substantially all of the Company’s assets or sale or transfer of a controlling interest in the Company’s outstanding equity securities.

            18. Withholding.  Participant shall provide the Company with the means to satisfy all federal, state and/or local income tax withholding and the Participant’s share, if any, of all other payroll tax requirements liabilities with respect to all Awarded Shares (“Tax Liabilities”) at the time such Tax Liabilities are imposed on the Company, which may include the surrender of Awarded Shares to the Company.

[Signatures appear on the following page.]

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Participant has also executed this Agreement all as of the day and year indicated above.

MECHANICAL TECHNOLOGY, INCORPORATED

By:
Print Name:
Title:

PARTICIPANT

Exhibit 4.2

EXHIBIT A